Exhibit 99.1
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                             FOR IMMEDIATE RELEASE
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          MTR GAMING GROUP'S SPECIAL COMMITTEE REJECTS $9.50 PER SHARE
                      MANAGEMENT-LED ACQUISITION PROPOSAL;
              SPECIAL COMMITTEE TO EXPLORE STRATEGIC ALTERNATIVES


CHESTER, WV - January 26, 2006 - MTR Gaming Group, Inc. (Nasdaq: MNTG) today announced that on January 25, 2006 the Special Committee of the Board of Directors established to consider the previously announced management-led acquisition proposal from TBR Acquisition Group, LLC to acquire all of the shares of MTR for $9.50 per share in cash had decided, based on the information reviewed by the Special Committee and its independent financial and legal advisors, to reject the TBR acquisition proposal. The Special Committee has informed TBR of this decision.

The Special Committee determined that the TBR proposal did not sufficiently enhance stockholder value to justify curtailing a process of exploring potential strategic alternatives available to the Company. The Special Committee welcomed TBR to submit an improved offer as a part of this process.

The Special Committee believes that it is in the best interests of the Company's stockholders, and intends to continue, to explore a range of strategic alternatives and to exercise its functions unless and until the authority of the Special Committee is terminated by the Board of Directors of MTR. There can be no assurance that any transaction will result from the Special Committee's exploration of strategic alternatives.

On January 23, 2006 the Special Committee had received a letter from TBR stating that TBR was withdrawing its acquisition proposal effective 5:00 p.m. New York City time on January 30, 2006 unless prior to that time the Special Committee, on the Company's behalf, (i) delivered to TBR a meaningful substantive response to the acquisition proposal and to a draft agreement and plan of merger which TBR had submitted and (ii) agreed to be bound by a 45 day exclusivity period in favor of TBR. The Special Committee will not satisfy these conditions.


ADDITIONAL INFORMATION

This announcement is neither an offer to purchase nor a solicitation of an offer to sell securities. The tender offer for the outstanding shares of MTR common stock proposed by TBR has not commenced and might never commence. If and when the offer is commenced, TBR will file a tender offer statement on Schedule TO with the Securities and Exchange Commission and MTR will file a solicitation/recommendation statement on Schedule 14D-9 with respect to the offer. If filed, the tender offer statement (including an offer to purchase, a related letter of transmittal and other offer documents) and the solicitation/recommendation statement will contain important information that should be read carefully before any decision is made with respect to the tender offer. If the proposed tender offer commences, those materials will be made available to MTR shareholders at no expense to them. In addition, all of those materials (and all other offer documents filed with the SEC) will be available at no charge on the SEC's web site www.sec.gov.


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About MTR Gaming Group

MTR Gaming Group, Inc., through subsidiaries, owns and operates the Mountaineer Race Track & Gaming Resort in Chester, West Virginia; Scioto Downs in Columbus, Ohio; the Ramada Inn and Speedway Casino in North Las Vegas, Nevada; Binion's Gambling Hall & Hotel in Las Vegas, Nevada, and holds a license to build Presque Isle Downs, a thoroughbred racetrack with pari-mutuel wagering in Erie, Pennsylvania. The Company also owns a 50% interest in the North Metro Harness Initiative, LLC, which has a license to construct and operate a harness racetrack 30 miles north of downtown Minneapolis (judicial review pending), and a 90% interest in Jackson Trotting Association, LLC, which operates Jackson Harness Raceway in Jackson, Michigan. The Mountaineer facility, the Company's primary source of revenues, currently encompasses a thoroughbred racetrack with off-track betting and export simulcasting, 3,220 slot machines, 359 hotel rooms, golf course, spa & fitness center, theater and events center, convention center and fine dining and entertainment. MTR is included on the Russell 2000(R) and Russell(R) 3000 Indexes. For more information, please visit www.mtrgaming.com.

This press release contains forward-looking statements regarding possible transactions by the Company. The Company cautions its stockholders and others considering trading in its securities that there can be no assurance that any transaction will be approved or completed. Actual events may differ materially from the statements included in this press release. The Company does not intend to update publicly any forward-looking statements, except as required by law.


For Additional Information, Please Contact:
Investor Relations Counsel
The Equity Group Inc.
Loren Mortman
212-836-9604
Lauren Till
212-836-9610
LTill@equityny.com
www.theequitygroup.com


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